                                                                    Exhibit 11


                            GENERAL HOST CORPORATION

                   COMPUTATION OF PRIMARY EARNINGS PER SHARE

             FISCAL YEARS ENDED JANUARY 30, 1994, JANUARY 31, 1993
                              AND JANUARY 26, 1992
                    (In thousands, except per share amounts)




                                                  1993       1992       1991
                                                --------   --------   --------
Earnings:
   Income (loss) from continuing operations     $(55,220)  $  2,853   $  8,703
   Income (loss) from discontinued operations       (840)      (381)     5,940
                                                --------   --------   --------
   Income (loss) before extraordinary loss
     and cumulative effect of change in
     accounting principle                        (56,060)     2,472     14,643
   Extraordinary loss                                                     (860)
   Cumulative effect of change in accounting
     principle for income taxes                               2,850
                                                --------   --------   --------
   Net income (loss)                            $(56,060)  $  5,322   $ 13,783
                                                --------   --------   --------
                                                --------   --------   --------


Shares used for calculating
    primary earnings per share:
      Average common shares outstanding           20,697     18,989     19,021

      Additional shares resulting from
      assumed exercise of stock options                2         27          3
                                                --------   --------   --------
                                                  20,699     19,016     19,024
                                                --------   --------   --------
                                                --------   --------   --------
Primary earnings per share:
   Income (loss) from continuing operations     $  (2.67)  $    .15   $    .46
   Income (loss) from discontinued operations       (.04)      (.02)       .31
                                                --------   --------   --------
   Income (loss) before extraordinary loss
     and cumulative effect of change in
     accounting principle                          (2.71)  $    .13   $    .77
   Extraordinary loss                                                     (.05)
   Cumulative effect of change in accounting
     principle for income taxes                                 .15
                                                --------   --------   --------
   Net income (loss)                            $  (2.71)  $    .28   $    .72
                                                --------   --------   --------
                                                --------   --------   --------




                                        Note:  This calculation is submitted in
                                               accordance with Securities
                                               Exchange Act of 1934 Release
                                               No. 9083.